Exhibit 99.1

Travelport Worldwide Limited Reports Second Quarter and Half Year 2018 Results

LANGLEY, U.K., August 2, 2018 — Travelport Worldwide Limited (NYSE: TVPT) today announced its financial results for the second quarter and half year ended June 30, 2018.

Key Points (for the second quarter unless stated otherwise)

•	Net revenue increased 8% to $662 million
•	Net income decreased $27 million to $7 million, primarily driven by unfavorable movements on foreign currency derivative contracts; Adjusted EBITDA increased 7% to $157 million
•	Travel Commerce Platform revenue increased 9% to $638 million; Technology Services revenue decreased 15% to $24 million, largely due to the sale of IGT Solutions Private Ltd. (“IGTS”) during Q2 2017
•	Beyond Air revenue increased 21% to $194 million, contributing 30% of Travel Commerce Platform revenue (Q2 2017: 27%); eNett net revenue increased 82% to $81 million
•	Income per share (diluted) decreased $0.23 to $0.05; Adjusted Income per Share (diluted) increased $0.01 to $0.41
•	Net cash provided by operating activities increased 43% to $119 million; Free Cash Flow increased 35% to $81 million
•	Reaffirming full year 2018 guidance

Gordon Wilson, President and CEO of Travelport, commented:

“Travelport has delivered a good quarter, with Travel Commerce Platform revenue up 9% and Adjusted EBITDA up 7%. Our strong performance enabled us to overcome the well-documented loss of a Pacific-based travel agency through winning new business in other regions. In fact, revenue growth accelerated across all regions in the quarter, with air market share growth in Asia, Europe and Latin America. Air revenue was up 5%, and Beyond Air revenue grew 21%, as the latter benefitted from another excellent quarter from our payments business, eNett.

Looking ahead, we remain on track to deliver our financial guidance for the full year. This is notwithstanding the likelihood of a more challenging market environment in the second half, due to recent travel demand being adversely impacted by the heatwave in Northern Europe and potential further impacts from higher jet fuel prices and tensions in global trade. Despite this and the impact of terminating our agreement with a European OTA due to their contract breach, we remain well positioned for long-term growth as we continue to invest in our key areas of differentiation, including search, merchandising and shopping, mobile enablement, payments and our industry-leading hybrid cloud architecture. Furthermore, we are on course to deliver the first wave of IATA NDC API-sourced content to our customers.”

Summary

	Three Months			Six Months
	Ended June 30,			Ended June 30,
(in $ thousands, except per share amounts)	2018	2017	Change	2018	2017	Change
Net revenue	662,008	612,107	8%	1,339,846	1,262,870	6%
Operating income	42,293	74,696	(43)%	119,957	174,412	(31)%
Net income	7,005	34,366	(80)%	66,236	90,229	(27)%
Income per share – diluted	$0.05	$0.28	(83)%	$0.51	$0.72	(29)%
Adjusted EBITDA	156,923	147,006	7%	311,100	315,559	(1)%
Adjusted Operating Income	95,556	84,832	13%	188,992	192,073	(2)%
Adjusted Net Income	51,928	50,006	4%	106,866	114,363	(7)%
Adjusted Income per Share – diluted	$0.41	$0.40	2%	$0.84	$0.91	(9)%
Net cash provided by operating activities	119,189	83,585	43%	202,286	178,607	13%
Free Cash Flow	81,386	60,365	35%	127,820	131,778	(3)%
Cash dividend per share	$0.075	$0.075	—	$0.150	$0.150	—

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share - diluted, Capital Expenditures, Net Debt and Free Cash Flow. Please refer to pages 10 to 13 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

1

Discussion of Results for the Second Quarter of 2018

Unless otherwise stated, all comparisons are for the second quarter of 2018 compared to the second quarter of 2017.

Net Revenue

Net revenue is comprised of:

	Three Months Ended June 30,			Six Months Ended June 30,
(in $ thousands)	2018	2017	% Change	2018	2017	% Change
Air	$443,947	$423,654	5	$916,882	$898,129	2
Beyond Air	194,021	160,107	21	373,772	307,692	21
Travel Commerce Platform	637,968	583,761	9	1,290,654	1,205,821	7
Technology Services	24,040	28,346	(15)	49,192	57,049	(14)
Net revenue	$662,008	$612,107	8	$1,339,846	$1,262,870	6

Net revenue increased by $50 million, or 8%, to $662 million due to growth in Travel Commerce Platform revenue of $54 million, or 9%. Within Travel Commerce Platform revenue, Beyond Air revenue increased by $34 million, or 21%, and Air revenue increased by $20 million, or 5%. The increase in Beyond Air revenue was driven by an increase in eNett net revenue of 82% to $81 million primarily due to an increase in the volume of payments settled with existing customers. The increase in Air revenue was mainly due to improved pricing, mix and growth in other regions, more than offsetting the impact of the loss of a large Pacific-based travel agency. Technology Services revenue decreased by $4 million, or 15%, primarily due to the sale of IGTS in April 2017.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended June 30,			Six Months Ended June 30,
(in $ thousands)	2018	2017	% Change	2018	2017	% Change
Asia Pacific	$144,991	$141,725	2	$286,542	$292,740	(2)
Europe	223,340	180,594	24	467,782	383,010	22
Latin America and Canada	29,456	27,574	7	59,315	56,356	5
Middle East and Africa	81,663	77,912	5	160,769	161,465	—
International	479,450	427,805	12	974,408	893,571	9
United States	158,518	155,956	2	316,246	312,250	1
Travel Commerce Platform	$637,968	$583,761	9	$1,290,654	$1,205,821	7

The table below sets forth Travel Commerce Platform Reported Segments and global RevPas by region:

	Segments (in thousands)
	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Asia Pacific	16,240	17,697	(8)	32,408	36,905	(12)
Europe	21,232	19,864	7	46,879	43,361	8
Latin America and Canada	4,728	4,530	4	9,438	9,156	3
Middle East and Africa	9,492	9,441	1	19,120	18,917	1
International	51,692	51,532	—	107,845	108,339	—
United States	35,239	34,849	1	71,407	71,239	—
Travel Commerce Platform Reported Segments	86,931	86,381	1	179,252	179,578	—

	RevPas (in $)
	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
International	$9.28	$8.30	12	$9.04	$8.25	10
United States	$4.50	$4.48	1	$4.43	$4.38	1
Travel Commerce Platform RevPas	$7.34	$6.76	9	$7.20	$6.71	7

2

Reported Segments increased marginally by 1% during the three months ended June 30, 2018. Travel Commerce Platform RevPas increased 9% to $7.34, driving a $50 million increase in Travel Commerce Platform revenue. International RevPas increased 12% to $9.28, and United States RevPas increased 1% to $4.50.

International Travel Commerce Platform revenue increased by $52 million, or 12%, with growth in all regions. Europe contributed a majority of this increase mainly due to an increase in RevPas of 16% and an increase in Reported Segments of 7%. The increase in Travel Commerce Platform revenue in Asia Pacific of $3 million, or 2%, includes the loss of revenue resulting from the loss of a large Pacific-based travel agency.

Operating Income

Operating income decreased by $32 million, or 43%, to $42 million due to the following:

•	$58 million increase in cost of revenue primarily due to incremental costs from the payment solutions business and an increase in travel distribution cost per segment driven by pricing, mix, volume, unfavorable foreign exchange rate movements and an impairment of customer loyalty payments
•	$28 million increase in selling, general and administrative expenses (“SG&A”) primarily due to the unfavorable movements in the fair value of foreign currency derivative contracts; offset by
•	$50 million increase in net revenue
•	$4 million decrease in depreciation and amortization on property and equipment

Net Income

Net income decreased by $27 million, or 80%, to $7 million due to the following:

•	$32 million decrease in operating income
•	$4 million increase in income tax expense primarily due to higher non-deductible interest in the United Kingdom and geographical profit mix; offset by
•	$9 million benefit from a decrease in interest expense, net, resulting from the favorable impact of fair value changes on interest rate derivative contracts, lower amortization of debt finance costs and debt discount and a lower debt balance

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $36 million, or 43%, to $119 million, primarily due to the positive impact of changes in working capital and lower interest payments, offset by higher income taxes and customer loyalty payments.

Adjusted EBITDA

Adjusted EBITDA increased by $10 million, or 7%, to $157 million due to the following:

•	$50 million increase in net revenue
•	$4 million decrease in SG&A (excluding a $32 million increase related to non-core corporate costs that are excluded from net income to determine Adjusted EBITDA) primarily driven by cost efficiencies and favorable foreign exchange movements; offset by
•	$44 million increase within cost of revenue (excluding a $14 million increase related to items that are excluded from net income to determine Adjusted EBITDA) primarily due to incremental costs from the payment solutions business and an increase in travel distribution cost per segment driven by pricing, mix, volume and unfavorable foreign exchange movements

3

Adjusted Net Income

Adjusted Net Income increased by $2 million to $52 million due to the following:

•	$10 million increase in Adjusted EBITDA
•	$4 million lower interest expense, net (excluding a $6 million decrease related to unrealized favorable movements in interest rate derivative contracts that are excluded to determine Adjusted Net Income) due to lower amortization of debt finance costs and debt discount and a lower debt balance; offset by
•	$12 million of higher income tax expense (excluding a $9 million benefit of a tax movement related to non-core corporate costs and other adjustments made to net income to determine Adjusted Net Income) primarily due to higher non-deductible interest in the United Kingdom and geographical profit mix

Free Cash Flow

Free Cash Flow increased by $21 million, or 35%, to a cash inflow of $81 million due to a $36 million increase in net cash provided by operating activities, offset by a $15 million increase in payments made for additions to property and equipment.

Net Debt

Net Debt decreased from $2,108 million as of December 31, 2017 to $2,089 million as of June 30, 2018 and is comprised of $2,273 million in total debt less $184 million in cash and cash equivalents. The increase in total debt of $43 million reflects (i) $2,154 million principal amount of term loans repaid under the former 2014 senior secured credit agreement, (ii) $1,400 million of borrowings under the new 2018 senior secured credit agreement in March 2018, (iii) the issuance of $745 million of senior secured notes in March 2018 and (iv) a net $43 million increase in capital lease obligations and other indebtedness, and is offset by a $61 million increase in cash and cash equivalents balance as of June 30, 2018 compared to December 31, 2017, contributing to a decrease of $19 million in the Net Debt balance.

Full Year 2018 Financial Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of August 2, 2018. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (“SEC”) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Our overall guidance for the full year 2018 is unchanged, as detailed below:

(in $ millions, except per share amounts)	FY 2018 Guidance	Growth
Net revenue	$2,535 - $2,585	4% - 6%
Adjusted EBITDA (1)	$585 - $605	(1)% - 3%
Adjusted Net Income (1)	$170 - $185	(6)% - 2%
Adjusted Income per Share – diluted (2)	$1.34 - $1.46	(7)% - 1%
Free Cash Flow (3)	$210 - $230	5% - 15%

(1)	Adjusted EBITDA guidance consists of Adjusted Net Income guidance excluding expected depreciation and amortization of property and equipment and expected amortization of customer loyalty payments of $250 million to $260 million, expected interest expense, net (excluding the impact of unrealized gain (loss) on interest rate derivative instruments) of approximately $110 million and expected related income taxes of approximately $55 million. Adjusted Net Income guidance excludes the expected impact of amortization of acquired intangible assets of approximately $40 million, loss on early extinguishment of debt of $28 million, expected equity-based compensation and related taxes and corporate and restructuring costs of $60 million to $70 million, income from discontinued operations of $28 million related to the release of an indemnity provision for liabilities accrued upon the sale of Gullivers Travel Associates in 2011 and an expected income tax benefit related to the adjustments above of approximately $15 million. We are unable to reconcile Adjusted EBITDA and Adjusted Net Income to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as loss on early extinguishment of debt, impairment of long-lived assets, unrealized gains or losses on foreign currency and interest rate derivative instruments, and the related tax impact of such adjustments along with other tax adjustments.
(2)	Adjusted Income per Share – diluted guidance consists of Adjusted Net Income divided by our expected weighted average number of dilutive common shares for 2018 of approximately 127 million.
(3)	Free Cash Flow guidance reflects expected net cash provided by operating activities for 2018 of $340 million to $360 million less expected cash additions to property and equipment of $130 million to $140 million.

Our virtual payments business, eNett, achieved net revenue growth of 82% in both the second quarter and first half of 2018. Given its strong start to the year, we now anticipate that eNett will grow net revenue by at least 50% for the full year 2018. Our guidance is subject to exchange rate movements given that eNett’s net revenue is largely denominated in currencies other than the U.S. dollar.

4

Our overall guidance incorporates the expected impact of the adoption of the new revenue recognition standard on a modified retrospective basis. The adoption of this standard did not have a material impact on our consolidated condensed financial statements for the three and six months ended June 30, 2018. In addition, our guidance assumes spot foreign exchange rates as of July 26, 2018, together with the impact of foreign exchange rate hedges undertaken during 2017 as part of our rolling hedging program.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 89% of our net revenue denominated in U.S. dollars in the second quarter of 2018, changes in foreign exchange rates have a low impact on our net revenue. eNett, which represented approximately 12% of our net revenue in the second quarter of 2018, is the largest source of non-U.S. dollar net revenue.

Of our costs and expenses in the second quarter of 2018, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 58% were denominated in U.S. dollars.

As part of our rolling hedging program, we employ foreign exchange forward contracts to hedge a portion of our net exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses. While the year-on-year net impact of foreign exchange rate movements on Adjusted EBITDA for the second quarter of 2018 was adverse, but immaterial, it includes the benefit from realized foreign exchange rate hedges undertaken during 2017.

Dividend

On August 1, 2018, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the second quarter of 2018. The dividend will be payable on September 20, 2018 to shareholders on record as at market close on September 6, 2018.

Conference Call

The Company’s second quarter 2018 earnings conference call will be held later today (on August 2, 2018) beginning at 8:30 a.m. (Eastern Time). A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/26285.

A replay of the audiocast will be available on the Investor Center section of Travelport’s website shortly after the end of the earnings call, where it will remain for one year thereafter.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Head of Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Julian Eccles

Vice President, PR and Corporate Communications

Tel: +44 (0)7720 409 374

julian.eccles@travelport.com

5

About Travelport (www.travelport.com)

Travelport (NYSE: TVPT) is the technology company that makes the experience of buying and managing travel continually better. It operates a travel commerce platform providing distribution, technology, payment and other solutions for the global travel and tourism industry. The Company facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel platform.

Travelport has a leadership position in airline merchandising, hotel content and distribution, car rental, mobile commerce and B2B payment solutions. The Company also provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions. With net revenue of over $2.4 billion in 2017, Travelport is headquartered in Langley, U.K., has over 4,000 employees and is represented in approximately 180 countries and territories.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational and technology efficiency, including through our consolidation of multiple technology vendors and locations and the centralization of activities; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as payment and mobile solutions; and the impact on business conditions worldwide as a result of political decisions, including the United Kingdom’s decision to leave the European Union. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 20, 2018, and our Quarterly Report on Form 10-Q filed with the SEC on May 3, 2018, and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

6

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(in $ thousands, except share data)	2018	2017	2018	2017
Net revenue	$662,008	$612,107	$1,339,846	$1,262,870
Costs and expenses
Cost of revenue	427,792	369,708	854,189	756,545
Selling, general and administrative	142,355	114,055	267,555	225,356
Depreciation and amortization	49,568	53,648	98,145	106,557
Total costs and expenses	619,715	537,411	1,219,889	1,088,458
Operating income	42,293	74,696	119,957	174,412
Interest expense, net	(23,605)	(32,943)	(38,540)	(63,218)
Loss on early extinguishment of debt	—	—	(27,661)	—
Gain on sale of a subsidiary	—	1,217	—	1,217
Other expense	(371)	(846)	(464)	(1,692)
Income before income taxes	18,317	42,124	53,292	110,719
Provision for income taxes	(11,312)	(7,758)	(14,803)	(20,490)
Net income from continuing operations	7,005	34,366	38,489	90,229
Income from discontinued operations, net of tax	—	—	27,747	—
Net income	7,005	34,366	66,236	90,229
Net (income) loss attributable to non-controlling interest in subsidiaries	(861)	561	(1,263)	804
Net income attributable to the Company	$6,144	$34,927	$64,973	$91,033
Income per share – Basic:
Income per share – continuing operations	$0.05	$0.28	$0.30	$0.73
Income per share – discontinued operations	—	—	0.22	—
Basic income per share	$0.05	$0.28	$0.52	$0.73
Weighted average common shares outstanding – Basic	126,043,518	124,357,929	125,737,328	124,219,917
Income per share – Diluted:
Income per share – continuing operations	$0.05	$0.28	$0.29	$0.72
Income per share – discontinued operations	—	—	0.22	—
Diluted income per share	$0.05	$0.28	$0.51	$0.72
Weighted average common shares outstanding – Diluted	126,979,505	125,756,484	126,504,293	125,634,628
Cash dividends declared per common share	$0.075	$0.075	$0.150	$0.150

7

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
(in $ thousands, except share data)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$183,510	$122,039
Accounts receivable (net of allowances for doubtful accounts of $8,913 and $10,245, respectively)	262,407	206,524
Other current assets	125,071	109,724
Total current assets	570,988	438,287
Property and equipment, net	490,806	431,741
Goodwill	1,086,193	1,089,590
Trademarks and tradenames	313,097	313,097
Other intangible assets, net	470,200	496,180
Deferred income taxes	22,394	12,796
Other non-current assets	72,735	76,808
Total assets	$3,026,413	$2,858,499
Liabilities and equity
Current liabilities:
Accounts payable	$79,037	$73,278
Accrued expenses and other current liabilities	570,171	509,068
Current portion of long-term debt	56,527	64,291
Total current liabilities	705,735	646,637
Long-term debt	2,216,331	2,165,722
Deferred income taxes	37,571	34,899
Other non-current liabilities	197,496	203,562
Total liabilities	3,157,133	3,050,820
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of June 30, 2018 and December 31, 2017)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 127,876,316 shares and 126,967,010 shares issued; 126,137,333 shares and 125,346,613 shares outstanding as of June 30, 2018 and December 31, 2017, respectively)	319	317
Additional paid in capital	2,694,541	2,700,133
Treasury shares, at cost (1,738,983 shares and 1,620,397 shares as of June 30, 2018 and December 31, 2017, respectively)	(26,792)	(24,755)
Accumulated deficit	(2,656,416)	(2,722,375)
Accumulated other comprehensive loss	(157,153)	(155,621)
Total shareholders’ equity (deficit)	(145,501)	(202,301)
Equity attributable to non-controlling interest in subsidiaries	14,781	9,980
Total equity (deficit)	(130,720)	(192,321)
Total liabilities and equity	$3,026,413	$2,858,499

8

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
(in $ thousands)	2018	2017
Operating activities
Net income	$66,236	$90,229
Income from discontinued operations, net of tax	(27,747)	—
Net income from continuing operations	38,489	90,229
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	98,145	106,557
Amortization of customer loyalty payments	44,491	37,452
Impairment of long-lived assets	11,643	685
Amortization of debt finance costs and debt discount	2,751	5,369
Gain on sale of a subsidiary	—	(1,217)
Loss on early extinguishment of debt	27,661	—
Unrealized loss (gain) on foreign exchange derivative instruments	20,838	(20,920)
Unrealized (gain) loss on interest rate derivative instruments	(12,826)	3,001
Equity-based compensation	11,904	15,522
Deferred income taxes	(7,489)	203
Customer loyalty payments	(55,675)	(35,385)
Pension liability contribution	(704)	(1,202)
Changes in assets and liabilities:
Accounts receivable, net	(55,615)	(41,349)
Other current assets	(8,340)	3,346
Accounts payable, accrued expenses and other current liabilities	75,981	11,479
Other	11,032	4,837
Net cash provided by operating activities	$202,286	$178,607

Investing activities
Property and equipment additions	$(74,466)	$(46,829)
Sale of subsidiary, net of cash disposed	—	(3,433)
Net cash used in investing activities	$(74,466)	$(50,262)

Financing activities
Proceeds from term loans	$1,400,000	$—
Proceeds from issuance of senior secured notes	745,000	—
Repayment of term loans	(2,153,750)	(11,875)
Repayment of capital lease obligations and other indebtedness	(18,978)	(19,490)
Debt finance costs and lender fees	(21,524)	—
Dividend to shareholders	(19,037)	(18,857)
Purchase of non-controlling interest in a subsidiary	—	(1,063)
Proceeds from share issuance under employee share purchase plan and stock options	6,080	1,116
Treasury share purchase related to vesting of equity awards	(2,581)	(2,383)
Other	(680)	—
Net cash used in financing activities	$(65,470)	$(52,552)
Effect of changes in exchange rates on cash and cash equivalents	(879)	782
Net increase in cash and cash equivalents	61,471	76,575
Cash and cash equivalents at beginning of period	122,039	139,938
Cash and cash equivalents at end of period	$183,510	$216,513

Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$40,512	$56,447
Income tax payments, net of refunds	26,131	14,457
Non-cash capital lease asset additions	61,766	12,174
Non-cash purchase of property and equipment	4,220	—

9

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net Income to Adjusted Net Income,	Three Months Ended		Six Months Ended
Adjusted Operating Income and Adjusted EBITDA	June 30,		June 30,
(in $ thousands)	2018	2017	2018	2017
Net income	$7,005	$34,366	$66,236	$90,229
Adjustments:
Amortization of acquired intangible assets	10,166	10,131	20,332	20,523
Gain on sale of a subsidiary	—	(1,217)	—	(1,217)
Loss on early extinguishment of debt	—	—	27,661	—
Equity-based compensation and related taxes	7,211	7,893	12,044	15,679
Corporate and restructuring costs	4,017	5,024	5,232	10,680
Impairment of long-lived assets	11,152	—	11,643	685
Income from discontinued operations	—	—	(27,747)	—
Other – non cash(1)	18,321	(8,839)	6,958	(25,213)
Tax adjustments	(5,944)	2,648	(15,493)	2,997
Adjusted Net Income	51,928	50,006	106,866	114,363
Adjustments:
Interest expense, net(2)	26,001	29,716	51,366	60,217
Other expense	371	—	464	—
Remaining provision for income taxes	17,256	5,110	30,296	17,493
Adjusted Operating Income	95,556	84,832	188,992	192,073
Adjustments:
Depreciation and amortization of property and equipment	39,219	43,517	77,617	86,034
Amortization of customer loyalty payments	22,148	18,657	44,491	37,452
Adjusted EBITDA	$156,923	$147,006	$311,100	$315,559

(1) Other—non cash includes (i) unrealized losses (gains) on foreign currency derivatives contracts of  $20 million and $(12) million for the three months ended June 30, 2018 and 2017, respectively, and $19 million and $(20) million for the six months ended June 30, 2018 and 2017, respectively, (ii) unrealized (gains) losses on interest rate derivative contracts of  $(2) million and $3 million for the three months ended June 30, 2018 and 2017, respectively, and $(13) million and $3 million for the six months ended June 30, 2018 and 2017, respectively, (iii) $8 million related to revenue deferred in previous years for the six months ended June 30, 2017 and (iv) other gains of  $1 million for the six months ended June 30, 2017.

(2) Interest expense, net, excludes the impact of unrealized (gains) losses on interest rate derivative contracts of $(2) million and $3 million for the three months ended June 30, 2018 and 2017, respectively, and $(13) million and $3 million for the six months ended June 30, 2018 and 2017, respectively, which is included within “Other—non-cash.”

Reconciliation of net cash provided by operating	Three Months Ended		Six Months Ended
activities to Free Cash Flow:	June 30,		June 30,
(in $ thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$119,189	$83,585	$202,286	$178,607
Less: capital expenditures on property and equipment additions	(37,803)	(23,220)	(74,466)	(46,829)
Free Cash Flow	$81,386	$60,365	$127,820	$131,778

Reconciliation of Net Debt	June 30,	December 31,
(in $ thousands)	2018	2017
Current portion of long-term debt	$56,527	$64,291
Non-current portion of long-term debt	2,216,331	2,165,722
Total debt	2,272,858	2,230,013
Less: cash and cash equivalents	(183,510)	(122,039)
Net Debt	$2,089,348	$2,107,974

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Income per Share – Diluted to	Three Months Ended		Six Months Ended
Adjusted Income per Share – Diluted	June 30,		June 30,
(in $)	2018	2017	2018	2017
Income per share – diluted	$0.05	$0.28	$0.51	$0.72
Per share adjustments to net income to determine Adjusted Income per Share – diluted	0.36	0.12	0.33	0.19
Adjusted Income per Share – diluted	$0.41	$0.40	$0.84	$0.91

	Three Months Ended		Six Months Ended
Reconciliation of Capital Expenditures	June 30,		June 30,
(in $ thousands)	2018	2017	2018	2017
Property and equipment additions	$37,803	$23,220	$74,466	$46,829
Repayment of capital lease obligations and other indebtedness	10,978	9,979	18,978	19,490
Capital Expenditures	$48,781	$33,199	$93,444	$66,319

Other Metrics

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands, except where specified)	2018	2017	% Change	2018	2017	% Change
Transaction value processed on the Travel Commerce Platform	$23,447,984	$21,080,389	11	$46,702,760	$41,634,126	12
Percent of Air segment revenue from away bookings	69%	67%	2.6 ppts	69%	67%	2.6 ppts
Hotel room nights sold	17,788	17,494	2	34,351	33,744	2
Car rental days sold	28,635	28,721	—	53,318	50,963	5
Hospitality segments per 100 airline tickets issued	47	49	(4)	44	45	(2)

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TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), components of net periodic pension and post-retirement benefit costs other than service cost and related income taxes.

Adjusted Income (Loss) per Share – Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, and items that are excluded under our debt covenants, such as, income (loss) from discontinued operations, gain (loss) on sale of subsidiary, non-cash equity-based compensation, certain corporate and restructuring costs, non-cash impairment of long-lived assets, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions. Tax impacts not related to core operations have also been excluded.

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment and amortization of customer loyalty payments.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Free Cash Flow is defined as net cash provided by (used in) operating activities, less cash used for additions to property and equipment.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

We utilize non – GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share – diluted, to provide useful supplemental information to assist investors in understanding and assessing our performance and financial results on the same basis that management uses internally. These adjusted financial measures provide investors greater transparency with respect to the key metrics used by management to evaluate our core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry. Adjusted Operating Income (Loss) and Adjusted Net Income (Loss) per Share – diluted metrics are also used by our Board of Directors to determine incentive compensation for future periods. Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of our core operating performance consistent with how management reviews the business.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share – diluted, Adjusted Operating Income and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss), or net income (loss) per share – diluted, as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies.

We believe Adjusted Income (Loss) per Share – diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments), certain components of net periodic pension and post-retirement benefit costs and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share – diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

We believe our important measure of liquidity is Free Cash Flow. This measure is useful indicator of our ability to generate cash to meet our liquidity demands. We use Free Cash Flow to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform.  We believe it provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.  Free Cash Flow is a non – GAAP measure and may not be comparable to similarly named measures used by other companies.  This measure has limitation in that it does not represent the total increase or decrease in the cash balance for the period, nor do they represent residual cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under U.S. GAAP.

We use Capital Expenditures to determine our total cash spent on acquisition of property and equipment and cash repayment of capital lease obligation and other indebtedness. We believe this measure provides management and investors an understanding of total capital invested in the development of our platform. Capital Expenditures is a non–GAAP measure and may not be comparable to similarly named measures used by other entities. This measure has limitation in that it aggregates cash flows from investing and financing activities as determined under U.S. GAAP.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

These non–GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

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